Exhibit 99.1

December 18, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES SHARE REPURCHASE AND AUTHORIZATION OF ADDITIONAL SHARE REPURCHASE PROGRAM

On December 13, 2023, Friedman Industries, Incorporated (the “Company”) repurchased 400,041 shares of the Company’s common stock from Metal One Corporation for an aggregate repurchase price of approximately $5.1 million. After the repurchase, the Company had 6,971,824 shares of common stock outstanding.

In addition, the Board of Directors authorized a share repurchase program on December 13, 2023 under which the Company may repurchase up to 1,045,774 shares of the Company’s outstanding common stock through December 13, 2026, which equates to 15% of the Company’s outstanding shares of common stock after the repurchase of shares from Metal One.

Repurchases under the program may be made from time to time at the Company’s discretion and may be made in open market transactions, through block trades, in privately negotiated transactions and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and actual number of shares repurchased pursuant to the program will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

Michael Taylor, Chairman of the Board and President and CEO of the Company, remarked, “The Board’s approval of this program and the repurchase of Metal One’s shares reflects our confidence in the Company’s future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value. We are optimistic about the future value creation potential of our business. We have achieved significant growth over the last two years. We have completed a series of strategic investments that have transformed our business by expanding our steel processing capabilities, broadening our geographical reach and improving our earnings. Building on this positive momentum, we are looking to deliver our most profitable year for a third year in a row and have our sights set on capturing even greater earnings potential on our existing fixed assets as we execute our strategy.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

For further information, you may contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.